EXHIBIT 99.1

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated September 21, 2005, to the Board of Directors of DRS Technologies, Inc. (“DRS”) as Annex B to the Joint Proxy Statement/Prospectus of DRS and Engineered Support Systems Inc. (“ESSI”) relating to the merger of ESSI into a wholly-owned subsidiary of DRS and (ii) the references to Bear, Stearns & Co. Inc. in the sections captioned “Summary—Opinions of Financial Advisors—DRS,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the DRS Board of Directors and Its Reasons for the Merger” and “The Merger—Opinion of Bear Stearns, Financial Advisor to DRS” of the Joint Proxy Statement/Prospectus of DRS and ESSI which forms a part of Amendment No. 1 to the Registration Statement on Form S-4.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

By:	/s/ David P. Baxt
David P. Baxt
Senior Managing Director

New York, New York

December 21, 2005